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EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE

                     MICROS SYSTEMS, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                for the years ended June 30, 1996, 1995 and 1994
                     (in thousands, except per share data)

                                                                        1996        1995        1994
                                                                        ----        ----        ----
          Weighted-average number of common shares                       7,897       7,835      7,735
          Dilutive effect of outstanding stock options                     109         117        176
                                                                           ---         ---        ---
          Weighted-average number of common and common equivalent
            shares outstanding                                           8,006       7,952      7,911
                                                                         =====       =====      =====
          Net income                                                    $2,392     $11,577     $8,687
                                                                        ======     =======     ======
          Net income per common and common equivalent share              $0.30       $1.46      $1.10
                                                                         =====       =====      =====